EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 14, 2007, with respect to the 2007 consolidated financial statements and schedule and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report of Concur Technologies, Inc. and subsidiaries on Form 10-K for the year ended September 30, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Concur Technologies, Inc. and subsidiaries on Form S-3 (Amendment No. 1 to File No. 333-135557) and on Forms S-8 (File Nos. 333-141925, 333-133094, 333-121278, 333-111523, 333-91146, 333-68590, 333-31190, 333-90029, 333-70455).

/s/ GRANT THORNTON LLP

Seattle, Washington

December 14, 2007